[Letterhead of Cadwalader, Wickersham & Taft]

                                 August 14, 1997



Addressees Listed on Schedule A


          Re:  GS  Mortgage  Securities   Corporation  II,  Commercial  Mortgage
               Pass-Through Certificates, Series 1997-GL I

Ladies and Gentlemen:

     We are rendering this opinion in connection with the issuance on the date hereof of the GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 1997-GL I, Class A-1, Class A-2A, Class A-2B, Class A-2C, Class A-2D, Class X-1A, Class X-1B, Class X-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class M, Class Q, Class R, Class MR and Class LR (the "Certificates"), pursuant to a Pooling and Servicing Agreement, dated as of August 11, 1997 (the "Pooling and Servicing Agreement"), among GS Mortgage Securities Corporation II, as seller (the "Seller"), GMAC Commercial Mortgage Corporation, as master servicer and special servicer, AMRESCO Management Inc., as special servicer, LaSalle National Bank, as trustee, and ABN AMRO Bank N.V., as fiscal agent. We have acted as the Seller's special tax counsel in connection with the aforementioned transaction. Capitalized terms used herein but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

     In rendering the opinion set forth below, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of the Pooling and Servicing Agreement, the Loan Sale Agreement, dated as of August 11, 1997, between Goldman Sachs Mortgage Company and the Seller, the Underwriting Agreement, dated August 7, 1997, between the Seller and Goldman, Sachs & Co. ("GS&Co."), the Purchase Agreements, dated August 7, 1997 and August 13, 1997, respectively, between the Seller and GS&Co., the Prospectus, dated June 9, 1997, and the Prospectus Supplement, dated August 7, 1997, relating to the offering of the Class A-1, Class A-2A, Class A-2B, Class A-2C, Class A-2D, Class B, Class C, Class D, Class E, Class F, Class G, Class X-1A and Class X-2 Certificates, the Private Placement Memorandum, dated August 7, 1997, relating to the offering of the Class H, Class R, Class MR and Class LR Certificates, the Private Placement Memorandum, dated August 13, 1997, relating to the offering of the Class M Certificates, specimens of the Certificates, the Certificate of Incorporation of the Seller, and such certificates, corporate records and other documents, agreements and instruments, including, among other things, the documents delivered on the Closing Date, and we have made such examination of matters of fact and law, as we have deemed necessary as a basis for the opinion hereinafter expressed. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens. We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, enforceable against such parties in accordance with their respective terms. As to any facts material to such opinion that were not known to us, we have relied upon written certificates and representations of officers and other representatives of the Seller.

     In rendering the opinion set forth below we do not express any opinion concerning the laws of any jurisdiction other than the Federal income tax laws of the United States of America.

     Based upon the foregoing, assuming that the elections required by Section 860D(b) of the Internal Revenue Code of 1986, as amended (the "Code"), are properly made, and assuming that the Trust Fund is administered in compliance with the Pooling and Servicing Agreement as in effect on the Closing Date, and with any subsequent changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, it is our opinion on the Closing Date and thereafter that (a) the Trust Fund, exclusive of the Reserve Accounts, Lock Box Accounts, the Excess Interest, the Default Interest, the Excess Interest Distribution Account, the Class Q Distribution Account, the Montehiedra Partner Loans and the Class M Distribution Account, will qualify for treatment for Federal income tax purposes as three separate real estate mortgage investment conduits, as defined in Section 860D of the Code (the "Upper-Tier REMIC," the "Middle-Tier REMIC" and the "Lower-Tier REMIC"); (b) the Class A-1 Certificates, Class A-2A Certificates, Class A-2B Certificates, Class A-2C Certificates, Class A-2D Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class X-1A Certificates, Class X-1B Certificates and Class X-2 Certificates will represent "regular interests" in the Upper-Tier REMIC and the Class R Certificates will constitute the sole class of "residual interests" in the Upper-Tier REMIC within the meaning of the Code;
(c) the Middle-Tier Regular Interests will constitute "regular interests" in the Middle-Tier REMIC and the Class MR Certificates will constitute the sole class of "residual interests" in the Middle-Tier REMIC within the meaning of the Code;
(d) the Lower-Tier Regular Interests will constitute "regular interests" in the Lower-Tier REMIC and the Class LR Certificates will constitute the sole class of "residual interests" in the Lower-Tier REMIC within the meaning of the Code; and
(e) the portion of the Trust Fund consisting of the Excess Interest, the Default Interest, the Excess Interest Distribution Account, the Class Q Distribution Account, the Montehiedra Partner Loans and the Class M Distribution Account will be classified as a grantor trust under Subpart E, Part I, of Subchapter J of the Code.

     This opinion is given to the addressees hereof for their sole benefit, and no other person is entitled to rely hereon.

                                Very truly yours,

                                /s/ Cadwalader, Wickersham & Taft

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                                   Schedule A



GS Mortgage Securities Corporation II      LaSalle National Bank
Goldman, Sachs & Co.                       135 South LaSalle Street, Suite 1740
85 Broad Street                            Chicago, Illinois  60603
New York, New York  10004

Duff & Phelps Credit Rating Company        Moody's Investors Service, Inc.
55 East Monroe Street, Suite 3600          99 Church Street
Chicago, Illinois  60603                   New York, New York  10007

Fitch Investors Service, L.P.
One State Street Plaza
New York, New York  10004